Exhibit 99.1

Chemed Corporation Completes Redemption of Chemed Capital Trust
Preferred Securities

    CINCINNATI--(BUSINESS WIRE)--May 27, 2004--Chemed Corporation (NYSE:CHE) today announced that it has completed the redemption of the Convertible Trust Preferred Securities ("Preferred Securities") of the Chemed Capital Trust as of May 17, 2004.
    Of the total 518,538 Preferred Securities outstanding as of March 31, 2004, 417,256 were converted by holders into 304,597 shares of Chemed Corporation Capital Stock. The remaining 101,282 Preferred Securities were redeemed for cash of $2,770,816.

    Listed on the New York Stock Exchange and headquartered in Cincinnati, Ohio, Chemed Corporation (www.chemed.com) is the nation's largest provider of end-of-life hospice care services through its VITAS Healthcare Corporation subsidiary. Chemed also maintains a presence in the residential and commercial repair-and-maintenance industry through two subsidiaries. Roto-Rooter is North America's largest provider of plumbing and drain cleaning services. Service America Network Inc. provides major-appliance and heating/air-conditioning repair, maintenance, and replacement services.

    Statements in this press release or in other Chemed communications may relate to future events or Chemed's future performance. Such statements are forward-looking statements and are based on present information Chemed has related to its existing business circumstances. Investors are cautioned that such forward-looking statements are subject to inherent risk that actual results may differ materially from such forward-looking statements. Further, investors are cautioned that Chemed does not assume any obligation to update forward-looking statements based on unanticipated events or changed expectations.

    CONTACT: Chemed Corporation
             David P. Williams, 513-762-6901